Capital Income Builder
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

April 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,290,547
Class B	$37,712
Class C	$136,457
Class F1	$63,643
Class F2	$39,041
Total	$1,567,400
Class 529-A	$37,588
Class 529-B	$1,954
Class 529-C	$10,815
Class 529-E	$1,538
Class 529-F1	$1,162
Class R-1	$2,881
Class R-2	$13,382
Class R-3	$19,227
Class R-4	$9,383
Class R-5	$9,804
Class R-6	$17,522
Total	$125,256

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1650
Class B	$0.9656
Class C	$0.9637
Class F1	$1.1576
Class F2	$1.2201
Class 529-A	$1.1450
Class 529-B	$0.9360
Class 529-C	$0.9492
Class 529-E	$1.1980
Class 529-F1	$1.0834
Class R-1	$0.9698
Class R-2	$0.9683
Class R-3	$1.0777
Class R-4	$1.1570
Class R-5	$1.2306
Class R-6	$1.2428

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,109,385
Class B	35,836
Class C	139,090
Class F1	57,783
Class F2	34,723
Total	1,376,817
Class 529-A	33,818
Class 529-B	1,980
Class 529-C	11,688
Class 529-E	1,464
Class 529-F1	1,005
Class R-1	3,068
Class R-2	13,834
Class R-3	18,176
Class R-4	8,458
Class R-5	8,170
Class R-6	15,000
Total	116,661

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$51.66
Class B	$51.69
Class C	$51.66
Class F1	$51.67
Class F2	$51.65
Class 529-A	$51.65
Class 529-B	$51.67
Class 529-C	$51.62
Class 529-E	$51.64
Class 529-F1	$51.66
Class R-1	$51.63
Class R-2	$51.64
Class R-3	$51.65
Class R-4	$51.65
Class R-5	$51.68
Class R-6	$51.67